UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On September 24, 2009, Shamrock Activist Value Fund, L.P. issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contacts: Shamrock Activist Value Fund, L.P.

Clifford A. Miller (cmiller@shamrock.com)

(818) 973-4297

-or-

Sitrick And Company

Michael Sitrick (mike_sitrick@sitrick.com)

Aaron Curtiss (aaron_curtiss@sitrick.com)

(310) 788-2850

Shamrock Activist Value Fund, L.P. Says

Texas Industries Results Reinforce the Need for New Directors,

Fresh Ideas

BURBANK, Calif. (Sept. 24, 2009) — Shamrock Activist Value Fund, L.P., which together with its parallel investment vehicle owns 10.2% of Texas Industries, Inc. (NYSE:TXI) common stock, today said the cement maker’s nominal fiscal first-quarter earnings do not diminish the need for change at the company.

Shamrock Activist Value Fund, L.P. has nominated three candidates for election to the Texas Industries Board of Directors and plans to submit three corporate governance shareholder proposals to shareholder vote at the company’s annual meeting scheduled for Oct. 22, 2009.

“We believe today’s results reveal how management responds when shareholders demand a higher standard of accountability and performance,” said Dennis A. Johnson, CFA, managing director of Shamrock Capital Advisors, the investment advisor for the Shamrock Activist Value Fund. “We continue to be concerned by Texas Industries’ performance, and we remain committed to bringing our nominees and our three corporate governance shareholder proposals to a vote of Texas Industries shareholders.”

Johnson continued: “We believe management and the board were slow to adjust their operations and investment to a declining market. In our view, the financial results reported today by Texas Industries show an unacceptably low level of operating performance that is indicative of the need for change. We believe it’s time for new voices in the board room – and that our nominees will seek to hold management accountable and create sustainable value for all shareholders.”

Since announcing its nomination of three candidates to the Texas Industries Board of Directors and its three corporate governance shareholder proposals, Shamrock Activist Value Fund, L.P. has gained the public support of two of the company’s largest shareholders. Southeastern Asset Management, Inc., which holds more than 9% of the outstanding shares of Texas Industries common stock, publicly announced on Sept. 1, 2009 that it will vote for all three Shamrock

Activist Value Fund, L.P. nominees and all three of its shareholder proposals. Mr. Nassef Sawiris, who beneficially owns almost 15% of the outstanding shares of Texas Industries common stock, publicly announced on Sept. 17, 2009 that he also will vote for all three Shamrock Activist Value Fund, L.P. nominees and for all three of its shareholder proposals.

Shamrock Activist Value Fund is one of five separate investment funds managed by Shamrock Capital Advisors, Inc., a subsidiary of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. Shamrock Capital Advisors has an aggregate of $1.5 billion under management within these five funds.

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders with the Securities and Exchange Commission (the “SEC”). Copies of all proxy materials Shamrock Activist Value Fund, L.P. files with the SEC are available without charge at the SEC’s website at www.sec.gov and its definitive proxy materials also may be obtained without charge at http://www.shamrock-txiproxy.com. Information regarding the participants in the Shamrock Activist Value Fund, L.P.’s solicitation of proxies for the annual meeting is contained in Shamrock Activist Value Fund, L.P.’s definitive proxy statement, which also contains information regarding why Shamrock Activist Value Fund, L.P. believes Texas Industries shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three shareholder proposals. Shareholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Shamrock Activist Value Fund, L.P.’s proxy solicitor by calling (800) 322-2885 or e-mailing to savf-txi@mackenziepartners.com.

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